UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

 ____________________

Amendment No. 2 to

SCHEDULE TO

TENDER OFFER STATEMENT UNDER SECTION 14(d)(1) or 13(e)(1) OF

THE SECURITIES EXCHANGE ACT OF 1934

_____________________

SCHOLASTIC CORPORATION

(Name of Subject Company (Issuer) and Filing Person (Offeror))

_____________________

Common Stock, par value $0.01

(Title of Class of Securities)

807066105

(CUSIP Number of Class of Securities)

_____________________

Scholastic Corporation

Attention: Andrew S. Hedden, Esq.

557 Broadway, New York, NY 10012-3999

(212) 343-6100

(Name, address and telephone number of person authorized to receive notices and communications on behalf of filing person)

 _____________________

Copy to:

Thomas J. Rice, Esq.

Baker & McKenzie LLP

452 Fifth Avenue

New York, NY 10018

(212) 626-4100

 _____________________

CALCULATION OF FILING FEE

Transaction Valuation(1)	Amount of Filing Fee(2)
$200,000,000	$20,140.00

(1)	Calculated solely for purposes of determining the amount of the filing fee. This amount is based upon the offer to purchase for not more than $200,000,000 an aggregate of up to 5,405,405 common shares of Scholastic Corporation at a purchase price of not more than $40.00 and not less than $37.00 per share in cash.

(2)	The amount of the filing fee, calculated in accordance with Rule 0-11 under the Securities Exchange Act of 1934, as amended, equals $100.70 per $1,000,000 of the value of the transaction.

☒	Check the box if any part of the fee is offset as provided by Rule 0-11(a)(2) and identify the filing with which the offsetting fee was previously paid. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

Amount Previously Paid: $20,140.00

Form or Registration No.: Schedule TO

Filing Party: Scholastic Corporation

Date Filed: December 28, 2015

☐	Check the box if filing relates solely to preliminary communications made before the commencement of a tender offer.

Check the appropriate boxes below to designate any transactions to which the statement relates:

☐	third-party tender offer subject to Rule 14d-1.

☒	issuer tender offer subject to Rule 13e-4.

☐	going-private transaction subject to Rule 13e-3.

☐	amendment to Schedule 13D under Rule 13d-2.

Check the following box if the filing is a final amendment reporting the results of the tender offer: ☒

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Introduction

This Amendment No. 2 (this "Amendment") amends and supplements the Tender Offer Statement on Schedule TO originally filed on December 28, 2015 as amended and supplemented by Amendment No. 1 to Schedule TO, filed on January 8, 2016 (together with any subsequent amendments and supplements thereto, the “Schedule TO”) relating to the offer by Scholastic Corporation, a Delaware corporation (“Scholastic” or the “Company”), to purchase for not more than $200,000,000 in cash up to 5,405,405 shares of its common stock, par value $0.01 per share (the “Common Shares”), pursuant to (i) auction tenders at prices specified by the tendering stockholders of not greater than $40.00 nor less than $37.00 per Common Share or (ii) purchase price tenders, in either case upon the terms and subject to the conditions described in the Offer to Purchase, dated December 28, 2015 (the “Offer to Purchase”), a copy of which was filed as Exhibit (a)(1)(A) to the Schedule TO, and in the related Letter of Transmittal (the “Letter of Transmittal,”), a copy of which was filed as Exhibit (a)(1)(B) to the Schedule TO, which together with the Offer to Purchase, as they may be amended or supplemented from time to time, constitute the tender offer (“Tender Offer”). This Amendment amends and supplements the Tender Offer Statement on Schedule TO and is intended to satisfy the reporting requirements of Rule 13e-4(c)(2) promulgated under the Securities Exchange Act of 1934, as amended (the “Exchange Act”).

Items 1 through 11.

On January 21, 2016, the Company terminated the Offer and issued a press release in connection therewith. The Company terminated the Offer because of a decrease of more than 10% in a number of major United States stock indices since the commencement of the Offer on December 28, 2015. One of the conditions of the Offer provided the Company with the right in its discretion to terminate the Offer in the event of a decrease of more than 10%, any time prior to the Expiration Time, in the market price for the Common Shares or in the Dow Jones Industrial Average, New York Stock Exchange Index, NASDAQ Composite Index or the Standard and Poor's 500 Composite Index measured from the close of trading on December 28, 2015.

A copy of the press release issued by the Company on January 21, 2016 announcing the termination of the Offer is attached hereto as Exhibit (a)(8) and is incorporated herein by reference. No Common Shares were purchased by the Company pursuant to the Offer and all Common Shares previously tendered and not withdrawn will be promptly returned.

Item 12.	Exhibits.

Item 12 is hereby amended and restated in its entirety as follows:

Exhibit No.	Description

(a)(1)(A)	Offer to Purchase, dated December 28, 2015.

(a)(1)(B)*	Letter of Transmittal.

(a)(1)(C)*	Notice of Guaranteed Delivery.

(a)(1)(D)*	Letter to Brokers, Dealers, Commercial Banks, Trust Companies and Other Nominees, dated December 28, 2015.

(a)(1)(E)*	Letter to Clients for use by Brokers, Dealers, Commercial Banks, Trust Companies and Other Nominees, dated December 28, 2015.

(a)(1)(F)*	Letter to participants in the Scholastic Corporation 401(k) Savings and Retirement Plan.

(a)(2)	None.

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(a)(3)	Not applicable.

(a)(4)	Not applicable.

(a)(5)*	Press release announcing the intention to conduct the Tender Offer, dated December 17, 2015 (incorporated by reference from the Company’s Schedule TO-C filed with the SEC on December 17, 2015).

(a)(6)*	Press release announcing the price range for the Tender Offer, dated December 21, 2015 (incorporated by reference from the Company’s Schedule TO-C filed with the SEC on December 21, 2015).

(a)(7)*	Press release announcing the commencement of the Tender Offer, dated December 28, 2015.

(a)(8)	Press release announcing the termination of the Tender Offer, dated January 21, 2016.

(d)(1)	Scholastic Corporation Management Stock Purchase Plan, amended and restated effective as of September 23, 2008 (incorporated by reference to the Company’s Annual Report on Form 10-K as filed with the SEC on July 30, 2009, SEC File No. 000-19860 (the “2009 10-K”)), together with Amendment No. 1 to the Scholastic Corporation Management Stock Purchase Plan, effective as of September 21, 2011 (incorporated by reference to Appendix B to the Company's definitive Proxy Statement as filed with the SEC on August 9, 2011, SEC File No. 000-19860).

(d)(2)	Scholastic Corporation 1997 Outside Directors’ Stock Option Plan, amended and restated as of May 25, 1999 (incorporated by reference to the Company’s Annual Report on Form 10-K as filed with the SEC on August 23, 1999, SEC File No. 000-19860), together with Amendment No. 1, dated September 20, 2001 (incorporated by reference to the Company’s Quarterly Report on Form 10-Q as filed with the SEC on January 14, 2002, SEC File No. 000-19860), Amendment No. 2, effective as of September 23, 2003 (incorporated by reference to Appendix B to the Company’s definitive Proxy Statement as filed with the SEC on August 19, 2003, SEC File No. 000-19860), and Amendment No. 3, effective as of May 25, 2006 (incorporated by reference to the Company's Annual Report on Form 10-K as filed with the SEC on August 9, 2006, SEC File No. 000-19860) (the “2006 10-K”) and Amendment No. 4, effective as of May 21, 2013, (incorporated by reference to the Company's Annual Report on Form 10-K as filed with the SEC on July 29, 2013, SEC File No. 000-19860) (the “2013 10-K”).

 ____________________________

* Previously filed.

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(d)(3)	Scholastic Corporation Directors' Deferred Compensation Plan, amended and restated effective as of September 23, 2008 (incorporated by reference to the 2009 10-K).

(d)(4)	Scholastic Corporation 2007 Outside Directors Stock Incentive Plan (the “2007 Directors’ Plan”) effective as of September 23, 2008 (incorporated by reference to the 2009 10-K), amended and restated as of July 18, 2012 (incorporated by reference to the Company's Quarterly Report on Form 10-Q as filed with the SEC on January 2, 2013, SEC File No. 000-19860) (“the November 30, 2012 10-Q”), together with Amendment No. 1, effective as of May 21, 2013 (incorporated by reference to the 2013 10-K) and Amendment No. 2, effective as of December 16, 2015 (incorporated by reference to the Company's Quarterly Report on Form 10-Q as filed with the SEC on December 18, 2015, SEC File No. 000-19860).

(d)(5)	Form of Stock Option Agreement under the 2007 Directors’ Plan (incorporated by reference to the Company's Quarterly Report on Form 10-Q as filed with the SEC on January 9, 2008, SEC File No. 000-19860) and the Form of Stock Option Agreement under the 2007 Directors’ Plan, effective as of September 19, 2012 (incorporated by reference to the November 30, 2012 10-Q).

(d)(6)	Form of Restricted Stock Unit Agreement under the 2007 Directors’ Plan effective as of September 23, 2008 (incorporated by reference to the 2009 10-K) and the Form of Restricted Stock Unit Agreement, effective as of September 19, 2012 (incorporated by reference to the November 30, 2012 10-Q).

(d)(7)	Scholastic Corporation 2001 Stock Incentive Plan, amended and restated as of July 21, 2009 (the “2001 Plan”) (incorporated by reference to the Company's Quarterly Report on Form 10-Q as filed with the SEC on October 10, 2009, SEC File No. 000-19860) (the “August 31, 2009 10-Q”), and Amendment No. 1 to the Amended and Restated Scholastic Corporation 2001 Stock Incentive Plan (incorporated by reference to the 2013 10-K).

(d)(8)	Form of Stock Unit Agreement under the 2001 Plan (incorporated by reference to the August 31, 2009 10-Q).

(d)(9)	Amended and Restated Guidelines for Stock Units granted under the 2001 Plan, amended and restated as of July 21, 2009 (incorporated by reference to the August 31, 2009 10-Q).

(d)(10)	Form of Non-Qualified Stock Option Agreement under the 2001 Plan (incorporated by reference to the August 31, 2009 10-Q).

(d)(11)	Scholastic Corporation 2004 Class A Stock Incentive Plan (the “Class A Plan”) (incorporated by reference to Appendix A to the Company's definitive Proxy Statement as filed with the SEC on August 2, 2004, SEC File No. 000-19860), together with Amendment No. 1, effective as of May 25, 2006 (incorporated by reference to the 2006 10-K), Amendment No. 2, dated July 18, 2006 (incorporated by reference to Appendix C to the Company's definitive Proxy Statement as filed with the SEC on August 22, 2006, SEC File No. 000-19860), and Amendment No. 3, dated as of March 20, 2007 (incorporated by reference to the February 28, 2007 10-Q).

(d)(12)	Form of Class A Option Agreement under the Class A Plan (incorporated by reference to the Company's Annual Report on Form 10-K as filed with the SEC on August 8, 2005, SEC File No. 000-19860).

(d)(13)	Scholastic Corporation 2011 Stock Incentive Plan (incorporated by reference to the Company’s Quarterly Report on Form 10-Q as filed with the SEC on December 22, 2011, SEC File No. 000-19860) ("November 30, 2011 10-Q"), together with Amendment No. 1 to the Scholastic Corporation 2011 Stock Incentive Plan (incorporated by reference to the 2013 10-K) and Amendment No. 2 to the Scholastic Corporation 2011 Stock Incentive Plan (incorporated by reference to the Company's Quarterly Report on Form 10-Q as filed with the SEC on December 22, 2014, SEC File No. 000-19860).

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(d)(14)	Form of Restricted Stock Unit Agreement under the Scholastic Corporation 2011 Stock Incentive Plan (incorporated by reference to the November 30, 2011 10-Q).

(d)(15)	Form of Stock Option Agreement under the Scholastic Corporation 2011 Stock Incentive Plan (incorporated by reference to the November 30, 2011 10-Q).

(d)(16)	Severance Agreement, dated September 26, 2013, between Scholastic Corporation and Maureen O’Connell (incorporated by reference to the Company's Form 10-Q as filed with the SEC on December 19, 2013, SEC File No. 000-19860) (the “November 30, 2013 Form 10-Q”).

(d)(17)	Scholastic Corporation 2013 Executive Performance Incentive Plan (incorporated by reference to the November 30, 2013 Form 10-Q).

(d)(18)	Letter Agreement, dated May 28, 2015, between Scholastic Inc. and Margery Mayer (incorporated by reference to the Company's Current Report on Form 8-K as filed with the SEC on June 2, 2015, SEC File No. 000-19860).

(g)	None.

(h)	None.

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SIGNATURE

After due inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.

By:	/s/ Andrew S. Hedden
Name:	Andrew S. Hedden
Title:	Executive Vice President, General Counsel and Secretary

Date:	January 21, 2016

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EXHIBIT INDEX

Exhibit No	Description

(a)(1)(A)*	Offer to Purchase, dated December 28, 2015.

(a)(1)(B)*	Letter of Transmittal.

(a)(1)(C)*	Notice of Guaranteed Delivery.

(a)(1)(D)*	Letter to Brokers, Dealers, Commercial Banks, Trust Companies and Other Nominees, dated December 28, 2015.

(a)(1)(E)*	Letter to Clients for use by Brokers, Dealers, Commercial Banks, Trust Companies and Other Nominees, dated December 28, 2015.

(a)(1)(F)*	Letter to participants in the Scholastic Corporation 401(k) Savings and Retirement Plan.

(a)(2)	None.

(a)(3)	Not applicable.

(a)(4)	Not applicable.

(a)(5)	Press release announcing the intention to conduct the Tender Offer, dated December 17, 2015 (incorporated by reference from the Company’s Form TO-C filed with the SEC on December 17, 2015).

(a)(6)	Press release announcing the price range for the Tender Offer, dated December 21, 2015 (incorporated by reference from the Company’s Form TO-C filed with the SEC on December 21, 2015).

(a)(7)*	Press release announcing the commencement of the Tender Offer, dated December 28, 2015.

(a)(8)	Press release announcing termination of the Tender Offer, dated January 21, 2016.

(d)(1)	Scholastic Corporation Management Stock Purchase Plan, amended and restated effective as of September 23, 2008 (incorporated by reference to the Company’s Annual Report on Form 10-K as filed with the SEC on July 30, 2009, SEC File No. 000-19860 (the “2009 10-K”)), together with Amendment No. 1 to the Scholastic Corporation Management Stock Purchase Plan, effective as of September 21, 2011 (incorporated by reference to Appendix B to the Company's definitive Proxy Statement as filed with the SEC on August 9, 2011, SEC File No. 000-19860).

(d)(2)	Scholastic Corporation 1997 Outside Directors’ Stock Option Plan, amended and restated as of May 25, 1999 (incorporated by reference to the Company’s Annual Report on Form 10-K as filed with the SEC on August 23, 1999, SEC File No. 000-19860), together with Amendment No. 1, dated September 20, 2001 (incorporated by reference to the Company’s Quarterly Report on Form 10-Q as filed with the SEC on January 14, 2002, SEC File No. 000-19860), Amendment No. 2, effective as of September 23, 2003 (incorporated by reference to Appendix B to the Company’s definitive Proxy Statement as filed with the SEC on August 19, 2003, SEC File No. 000-19860), and Amendment No. 3, effective as of May 25, 2006 (incorporated by reference to the Company's Annual Report on Form 10-K as filed with the SEC on August 9, 2006, SEC File No. 000-19860) (the “2006 10-K”) and Amendment No. 4, effective as of May 21, 2013, (incorporated by reference to the Company's Annual Report on Form 10-K as filed with the SEC on July 29, 2013, SEC File No. 000-19860) (the “2013 10-K”).

(d)(3)	Scholastic Corporation Directors' Deferred Compensation Plan, amended and restated effective as of September 23, 2008 (incorporated by reference to the 2009 10-K).

(d)(4)	Scholastic Corporation 2007 Outside Directors Stock Incentive Plan (the “2007 Directors’ Plan”) effective as of September 23, 2008 (incorporated by reference to the 2009 10-K), amended and restated as of July 18, 2012 (incorporated by reference to the Company's Quarterly Report on Form 10-Q as filed with the SEC on January 2, 2013, SEC File No. 000-19860) (“the November 30, 2012 10-Q”), together with Amendment No. 1, effective as of May 21, 2013 (incorporated by reference to the 2013 10-K) and Amendment No. 2, effective as of December 16, 2015 (incorporated by reference to the Company's Quarterly Report on Form 10-Q as filed with the SEC on December 18, 2015, SEC File No. 000-19860).

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(d)(5)	Form of Stock Option Agreement under the 2007 Directors’ Plan (incorporated by reference to the Company's Quarterly Report on Form 10-Q as filed with the SEC on January 9, 2008, SEC File No. 000-19860) and the Form of Stock Option Agreement under the 2007 Directors’ Plan, effective as of September 19, 2012 (incorporated by reference to the November 30, 2012 10-Q).

(d)(6)	Form of Restricted Stock Unit Agreement under the 2007 Directors’ Plan effective as of September 23, 2008 (incorporated by reference to the 2009 10-K) and the Form of Restricted Stock Unit Agreement, effective as of September 19, 2012 (incorporated by reference to the November 30, 2012 10-Q).

(d)(7)	Scholastic Corporation 2001 Stock Incentive Plan, amended and restated as of July 21, 2009 (the “2001 Plan”) (incorporated by reference to the Company's Quarterly Report on Form 10-Q as filed with the SEC on October 10, 2009, SEC File No. 000-19860) (the “August 31, 2009 10-Q”), and Amendment No. 1 to the Amended and Restated Scholastic Corporation 2001 Stock Incentive Plan (incorporated by reference to the 2013 10-K).

(d)(8)	Form of Stock Unit Agreement under the 2001 Plan (incorporated by reference to the August 31, 2009 10-Q).

(d)(9)	Amended and Restated Guidelines for Stock Units granted under the 2001 Plan, amended and restated as of July 21, 2009 (incorporated by reference to the August 31, 2009 10-Q).

(d)(10)	Form of Non-Qualified Stock Option Agreement under the 2001 Plan (incorporated by reference to the August 31, 2009 10-Q).

(d)(11)	Scholastic Corporation 2004 Class A Stock Incentive Plan (the “Class A Plan”) (incorporated by reference to Appendix A to the Company's definitive Proxy Statement as filed with the SEC on August 2, 2004, SEC File No. 000-19860), together with Amendment No. 1, effective as of May 25, 2006 (incorporated by reference to the 2006 10-K), Amendment No. 2, dated July 18, 2006 (incorporated by reference to Appendix C to the Company's definitive Proxy Statement as filed with the SEC on August 22, 2006, SEC File No. 000-19860), and Amendment No. 3, dated as of March 20, 2007 (incorporated by reference to the February 28, 2007 10-Q).

(d)(12)	Form of Class A Option Agreement under the Class A Plan (incorporated by reference to the Company's Annual Report on Form 10-K as filed with the SEC on August 8, 2005, SEC File No. 000-19860).

(d)(13)	Scholastic Corporation 2011 Stock Incentive Plan (incorporated by reference to the Company’s Quarterly Report on Form 10-Q as filed with the SEC on December 22, 2011, SEC File No. 000-19860) ("November 30, 2011 10-Q"), together with Amendment No. 1 to the Scholastic Corporation 2011 Stock Incentive Plan (incorporated by reference to the 2013 10-K) and Amendment No. 2 to the Scholastic Corporation 2011 Stock Incentive Plan (incorporated by reference to the Company's Quarterly Report on Form 10-Q as filed with the SEC on December 22, 2014, SEC File No. 000-19860).

(d)(14)	Form of Restricted Stock Unit Agreement under the Scholastic Corporation 2011 Stock Incentive Plan (incorporated by reference to the November 30, 2011 10-Q).

(d)(15)	Form of Stock Option Agreement under the Scholastic Corporation 2011 Stock Incentive Plan (incorporated by reference to the November 30, 2011 10-Q).

(d)(16)	Severance Agreement, dated September 26, 2013, between Scholastic Corporation and Maureen O’Connell (incorporated by reference to the Company's Form 10-Q as filed with the SEC on December 19, 2013, SEC File No. 000-19860) (the “November 30, 2013 Form 10-Q”).

(d)(17)	Scholastic Corporation 2013 Executive Performance Incentive Plan (incorporated by reference to the November 30, 2013 Form 10-Q).

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(d)(18)	Letter Agreement, dated May 28, 2015, between Scholastic Inc. and Margery Mayer (incorporated by reference to the Company's Current Report on Form 8-K as filed with the SEC on June 2, 2015, SEC File No. 000-19860).

(g)	None.

(h)	None.

_____________________________

* Previously filed

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